Exhibit 99.1

Press Release

For Immediate Release

Contact:	David A. Brager
President and Chief Executive Officer
(909) 980-4030

CVB Financial Corp. Reports Strong Earnings for the Second Quarter 2022

•	Net Earnings of $59.1 million, or $0.42 per share for Second Quarter

•	Return on Average Tangible Common Equity of 18.67% for the Second Quarter

•	Net Interest Margin expands to 3.16%

•	Quarterly annualized core loan growth of 7%

Ontario, Calif., July 20, 2022-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (the “Company”), announced earnings for the quarter ended June 30, 2022.

CVB Financial Corp. reported net income of $59.1 million for the quarter ended June 30, 2022, compared with $45.6 million for the first quarter of 2022 and $51.2 million for the second quarter of 2021. Diluted earnings per share were $0.42 for the second quarter, compared to $0.31 for the prior quarter and $0.38 for the same period last year. The second quarter of 2022 included $3.6 million in provision for credit losses, compared to $2.5 million in provision for the first quarter and a provision recapture of $2.0 million in the second quarter of 2021. Net income of $59.1 million for the second quarter of 2022 produced an annualized return on average equity (“ROAE”) of 11.33%, an annualized return on average tangible common equity (“ROATCE”) of 18.67%, and an annualized return on average assets (“ROAA”) of 1.39%. Our net interest margin, tax equivalent (“NIM”), was 3.16% for the second quarter of 2022, while our efficiency ratio was 37.24%.

David Brager, President and Chief Executive Officer of Citizens Business Bank, commented, “We produced approximately $86 million in pretax pre-provision income during the second quarter, which is a 30% increase from the first quarter. The combination of strong loan growth, expansion of our net interest margin, and our continuing efforts to closely manage expenses in the face of inflationary pressures resulted in a record level of quarterly pretax pre-provision income. This growth supported a 6% increase in our quarterly dividend, which represented a dividend payout ratio of 45%. We continue to focus on executing on our core strategies and supporting our customers through these unpredictable times and I would like to thank our associates, customers, and shareholders for their commitment and support.”

INCOME STATEMENT HIGHLIGHTS

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2022	2022	2021	2022	2021
	(Dollars in thousands, except per share amounts)
Net interest income	$121,940	$112,840	$105,388	$234,780	$208,856
(Provision for) recapture of credit losses	(3,600)	(2,500)	2,000	(6,100)	21,500
Noninterest income	14,670	11,264	10,836	25,934	24,517
Noninterest expense	(50,871)	(58,238)	(46,545)	(109,109)	(93,708)
Income taxes	(23,081)	(17,806)	(20,500)	(40,887)	(46,093)

Net earnings	$59,058	$45,560	$51,179	$104,618	$115,072

Earnings per common share:
Basic	$0.42	$0.31	$0.38	$0.74	$0.85
Diluted	$0.42	$0.31	$0.38	$0.74	$0.85
NIM	3.16%	2.90%	3.06%	3.03%	3.12%
ROAA	1.39%	1.06%	1.35%	1.23%	1.56%
ROAE	11.33%	8.24%	10.02%	9.74%	11.37%
ROATCE	18.67%	13.08%	15.60%	15.73%	17.70%
Efficiency ratio	37.24%	46.93%	40.05%	41.85%	40.15%
Noninterest expense to average assets, annualized	1.20%	1.36%	1.23%	1.28%	1.27%

Net Interest Income

Net interest income was $121.9 million for the second quarter of 2022. This represented a $9.1 million, or 8.06%, increase from the first quarter of 2022, and a $16.6 million, or 15.71%, increase from the second quarter of 2021. The quarter-over-quarter growth in net interest income was primarily due to the expansion of the net interest margin from 2.90% in the first quarter of 2022 to 3.16% for the second quarter of 2022. Total interest income was $123.3 million for the second quarter of 2022, which was $9.2 million, or 8.03%, higher than the first quarter of 2022 and $16.2 million, or 15.17%, higher than the same period last year. The increase in interest income from the first quarter of 2022 to the second quarter was primarily the result of a 27 basis point expansion in earning asset yield. In comparison to the second quarter of 2021, interest income in the most recent quarter grew based on a combination of $1.6 billion of growth in average earnings assets and expanding earning asset yields of 9 basis points. Year-over-year earning asset growth resulted from both the acquisition of Suncrest Bank (“Suncrest”) on January 7, 2022, in addition to core loan and deposit growth over the last year. Interest expense increased $62,000 or 4.92%, from the prior quarter, due to a 1 basis point increase in cost of funds. Although average interest-bearing deposits grew by approximately $616.2 million, interest expense decreased $318,000, or 19.39%, compared to the second quarter of 2021. The year-over-year decrease in interest expense resulted from lower cost of funds, which declined to 4 basis points for the second quarter of 2022 from 5 basis point for the second quarter of 2021.

Net Interest Margin

Our tax equivalent net interest margin was 3.16% for the second quarter of 2022, compared to 2.90% for the first quarter of 2022 and 3.06% for the second quarter of 2021. Higher interest rates and a change in the mix of our earning assets resulted in the higher net interest margin. The 26 basis point increase in our net interest margin compared to the first quarter of 2022, was primarily due to a 27 basis point increase in our earning asset yield. The increase in the earning asset yield was due to a 23 basis point increase in security yields for the recent quarter and a quarter-over-quarter change in the composition of average earning assets, with investments growing from 36.19% to 39.23% of earnings assets, while funds held at the Federal Reserve declined from 10.4% to 5.1%. Throughout the first half of 2022, we deployed some of the excess liquidity on the balance sheet at the end of 2021 into additional investment securities by purchasing approximately $1.5 billion in securities. The increase in earning asset yield was also impacted by loan growth, which grew on average over the first quarter of 2022 by $134 million and an increase in loan yields from 4.27% to 4.31%.    Interest and fee income from Paycheck Protection Program (“PPP”) loans was approximately $1.4 million in the second quarter of 2022, compared to $2.9 million in the first quarter of 2022. After excluding discount accretion and the impact from PPP loans (“core loan yield”), our core loan yields increased from 4.11% in the first quarter of 2022 to 4.20% in the most recent quarter. The 10 basis point increase in net interest margin, compared to the second quarter of 2021 was primarily the result of a 9 basis point increase in earning asset yield. The increase in earning asset yield was impacted by a change in asset mix and higher yields on investment securities. Excess liquidity held at the Federal Reserve was invested into higher yielding investments, which increased to 39.23% of earning assets on average for the second quarter of 2022 from 28.18% for the second quarter of 2021. The increase associated with investments was partially offset by loan balances declining to 55.49% of earning assets on average for the second quarter of 2022, compared to 59.22% for the second quarter of 2021, as well as a 15 basis point decline in loan yields. Total cost of funds of 0.04% for the second quarter of 2022 increased from 0.03% for the first quarter of 2022 and decreased from 0.05% for the year ago quarter. The 1 basis point increase in the cost of funds from the first quarter of 2022 was the net result of an increase in the cost of interest-bearing deposits from 0.08% to 0.09% and a $202 million quarter over quarter increase in average noninterest-bearing deposits. Compared to the second quarter of 2021, the 1 basis points decrease in cost of funds was the result of a 3 basis point decline in the cost of interest bearing deposits, as well as noninterest-bearing deposits growing on average by $1.22 billion. On average, noninterest-bearing deposits were 62.96% of total deposits during the most recent quarter.

Earning Asset and Deposit Growth

On average, earning assets declined by $401.5 million and grew by $1.63 billion, compared to the first quarter of 2022 and the second quarter of 2021, respectively. The $401.5 million quarter-over-quarter decline in earning assets resulted from a $856.1 million decrease in interest-earning funds held at the Federal Reserve, that was partially offset by average investment securities increasing by $327.6 million, and average loans increasing by $134.1 million. Compared to the second quarter of 2021, average investments increased by $2.18 billion, while the average amount of funds held at the Federal Reserve declined by more than $900 million. Average loans increased by $385.1 million from the second quarter of 2021, which included approximately $775 million in loans acquired from Suncrest on January 7, 2022 and a $742.3 million decrease in average PPP loans. Noninterest-bearing deposits grew on average by $202.3 million, or 2.32%, from the first quarter of 2022, while interest-bearing deposits and customer repurchase agreements declined on average by $313.6 million during the second quarter of 2022, compared to the first quarter of 2022. Compared to the second quarter of 2021, total deposits and customer repurchase agreements grew on average by $1.84 billion, or 14.23%.

	Three Months Ended

SELECTED FINANCIAL HIGHLIGHTS	June 30, 2022		March 31, 2022		June 30, 2021
Yield on average investment securities (TE)	1.93%		1.70%		1.55%
Yield on average loans	4.31%		4.27%		4.46%
Core Loan Yield [1]	4.20%		4.11%		4.33%
Yield on average earning assets (TE)	3.20%		2.93%		3.11%
Cost of funds	0.04%		0.03%		0.05%
Net interest margin (TE)	3.16%		2.90%		3.06%

Average Earning Asset Mix	Avg	% of Total	Avg	% of Total	Avg	% of Total
Total investment securities	$6,104,037	39.23%	$5,776,440	36.19%	$3,925,394	28.18%
Interest-earning deposits with other institutions	804,147	5.17%	1,666,473	10.44%	1,738,785	12.48%
Loans	8,634,575	55.49%	8,500,436	53.25%	8,249,481	59.22%
Total interest-earning assets	15,560,771		15,962,282		13,931,348

[1] Represents yield on average loans excluding the impact of discount accretion and PPP loans .

Provision for Credit Losses

The second quarter of 2022 included $3.6 million in provision for credit losses, compared to a $2.5 million in provision for credit losses in the first quarter of 2022. A $2.0 million recapture of provision for credit losses was recorded in the second quarter of 2021. The $3.6 million provision for credit losses in the most recent quarter was the result of core loan growth during the quarter and an increase in projected loss rates from a deteriorating economic forecast over the next 18 months that assumes very modest growth in GDP, lower commercial real estate values and an increase in unemployment.

Noninterest Income

Noninterest income was $14.7 million for the second quarter of 2022, compared with $11.3 million for the first quarter of 2022 and $10.8 million for the second quarter of 2021. Service charges on deposits increased by $274,000, or 5.42% over the first quarter of 2022 and grew by $1.2 million, or 27.92% in comparison to the second quarter of 2021. The second quarter of 2022 included $2.7 million in net gains on the sale of properties associated with banking centers, including $2.4 million from the sale of one property. Second quarter income from Bank Owned Life Insurance (“BOLI”) decreased by $746,000 from the first quarter of 2022 and $637,000 from the second quarter of 2021. The first quarter of 2022 included $508,000 in death benefits that exceeded the asset value of certain BOLI policies.

Noninterest Expense

Noninterest expense for the second quarter of 2022 was $50.9 million, compared to $58.2 million for the first quarter of 2022 and $46.5 million for the second quarter of 2021. The $7.4 million quarter-over-quarter decrease included a $5.3 million decrease in acquisition expense and a $1.1 million decrease in salaries and employee benefits. The $4.3 million increase year-over-year was primarily the result of expense growth associated with the acquisition of Suncrest Bank, including an increase of $2.7 million in salaries and employee benefits and an increase in occupancy and equipment of $618,000. Occupancy and equipment expense growth was primarily due to the addition of seven banking centers resulting from the acquisition of Suncrest at the beginning of 2022, two of which were consolidated at the end of the second quarter. Acquisition expense related to the merger of Suncrest was $375,000 for the second quarter of 2022, compared to $5.6 million for the first quarter of 2022. As a percentage of average assets, noninterest expense was 1.20% for the second quarter of 2022, compared to 1.36% for the first quarter of 2022 and 1.23% for the second quarter of 2021. The efficiency ratio for the second quarter of 2022 was 37.24%, compared to 46.93% for the first quarter of 2022 and 40.05% for the second quarter of 2021.

Income Taxes

Our effective tax rate for the quarter ended June 30, 2022 and year-to-date was 28.10%, compared with 28.60% for the second quarter of 2021. Our estimated annual effective tax rate can vary depending upon the level of tax-advantaged income as well as available tax credits.

BALANCE SHEET HIGHLIGHTS

Assets

The Company reported total assets of $16.76 billion at June 30, 2022. This represented a decrease of $779.1 million, or 4.44%, from total assets of $17.54 billion at March 31, 2022. Interest-earning assets of $15.28 billion at June 30, 2022 decreased by $829.1 million, or 5.15%, when compared with $16.1 billion at March 31, 2022. The decrease in interest-earning assets was primarily due a $958.6 million decrease in interest-earning balances due from the Federal Reserve, partially offset by a $100.5 million increase in total loans and a $28.4 million increase in investment securities.

Total assets increased by $876.3 million, or 5.52%, from total assets of $15.88 billion at December 31, 2021. Interest-earning assets of $15.28 billion at June 30, 2022 increased by $595.7 million, or 4.06%, when compared with $14.68 billion at December 31, 2021. The increase in interest-earning assets was primarily due to a $928.6 million increase in investment securities and an $804.5 million increase in total loans, partially offset by a $1.12 billion decrease in interest-earning balances due from the Federal Reserve.

Total assets at June 30, 2022 increased by $1.22 billion, or 7.86%, from total assets of $15.54 billion at June 30, 2021. Interest-earning assets increased by $1.02 billion, or 7.13%, when compared with $14.26 billion at June 30, 2021. The increase in interest-earning assets included a $2.07 billion increase in investment securities, and a $620.9 million increase in total loans, partially offset by a $1.65 billion decrease in interest-earning balances due from the Federal Reserve. The increase in total loans included a $590.9 million decrease in PPP loans with a remaining outstanding balance totaling $67 million as of June 30, 2022. Excluding PPP loans, total loans increased by $1.21 billion from June 30, 2021.

On January 7, 2022, we completed the acquisition of Suncrest with approximately $1.4 billion in total assets, acquired at fair value, and 7 banking centers. The increase in total assets at June 30, 2022 included $765.9 million of acquired net loans, $131 million of investment securities, and $9 million in bank-owned life insurance. The acquisition resulted in $102.1 million of goodwill and $3.9 million in core deposit premium. Net cash proceeds were used to fund the $39.6 million in cash paid to the former shareholders of Suncrest as part of the merger consideration.

Investment Securities

Total investment securities were $6.04 billion at June 30, 2022, an increase of $928.6 million, or 18.17%, from $5.11 billion at December 31, 2021 and an increase of $2.07 billion, or 52.14%, from $3.97 billion at June 31, 2021.

At June 30, 2022, investment securities held-to-maturity (“HTM”) totaled $2.41 billion, an increase of $486.3 million, or 25.25%, from December 31, 2021 and a $1.38 billion increase, or 132.64%, from June 30, 2021.

At June 30, 2022, investment securities available-for-sale (“AFS”) totaled $3.63 billion, inclusive of a pre-tax net unrealized loss of $346.3 million. AFS securities increased by $442.2 million, or 13.89%, from $3.18 billion at December 31, 2021 and increased by $694.1 million, or 23.67%, from June 30, 2021.

Combined, the AFS and HTM investments in mortgage backed securities (“MBS”) and collateralized mortgage obligations (“CMO”) totaled $5.09 billion or approximately 84% of the total investment securities at June 30,

2022. Virtually all of our MBS and CMO are issued or guaranteed by government or government sponsored enterprises, which have the implied guarantee of the U.S. Government. In addition, we had $562.3 million of Government Agency securities (HTM) at June 30, 2022, that represent approximately 9% of the total investment securities.

Our combined AFS and HTM municipal securities totaled $388.2 million as of June 30, 2022, or approximately 6% of our total investment portfolio. These securities are located in 35 states. Our largest concentrations of holdings by state, as a percentage of total municipal bonds, are located in Minnesota at 12.57%, California at 11.73%, Texas at 10.52%, Ohio at 8.39%, Washington at 7.47%, and Massachusetts at 7.03%.

Loans

Total loans and leases, at amortized cost, of $8.69 billion at June 30, 2022 increased by $100.5 million, or 1.17%, from March 31, 2022. After adjusting for PPP loans, our core loans grew by $154.8 million, or approximately 7% annualized from the end of the first quarter and approximately 8% from December 31, 2021. The $154.8 million core loan growth included $172.8 million in commercial real estate loans, $16.8 million in commercial and industrial loans, $5.1 million in SFR mortgage loans, and $7.4 million in consumer and other loans, partially offset by decreases of $19.2 million in dairy & livestock and agribusiness loans, $14.1 million in SBA loans and $12.9 million in construction loans.

Total loans and leases increased by $804.5 million, or 10.2%, from December 31, 2021. The increase in total loans included $774.5 million of loans acquired from Suncrest in the first quarter of 2022. After adjusting for acquired loans, seasonality and forgiveness of PPP loans, our core loans grew by $319.8 million, or approximately 8% annualized from December 31. 2021. The $319.8 million core loan growth included $273.1 million in commercial real estate loans, $44.1 million in commercial and industrial loans, $19.3 million in SFR mortgage loans, and $9.8 million in consumer and other loans, partially offset by decreases of $18.4 million in construction loans and $11.6 million in SBA loans. The majority of the $130.6 million decrease in dairy & livestock loans was seasonal.

Total loans and leases increased by $620.9 million, or 7.69%, from June 30, 2021. Total loans, excluding PPP loans, grew by $1.21 billion, or 16.35%, from the end of the second quarter of 2021. After adjusting for acquired loans and forgiveness of PPP loans, our core loans grew by $476.9 million, or 6.43%, from the end of the second quarter of 2021. Commercial real estate loans grew by $392.1 million, commercial and industrial loans increased $108.0 million, SFR mortgage loans increased by $22.8 million, municipal lease financings increased by $2.5 million, and consumer and other loans increased by $10.4 million. This core loan growth was partially offset by decreases of $44.4 million in construction loans and $14.8 million in SBA loans.

Asset Quality

During the second quarter of 2022, we experienced credit charge-offs of $8,000 and total recoveries of $511,000, resulting in net recoveries of $503,000. The allowance for credit losses (“ACL”) totaled $80.2 million at June 30, 2022, compared to $76.1 million at March 31, 2022 and $69.3 million at June 30, 2021. The ACL was increased by $15.2 million in 2022, including $8.6 million for the acquired Suncrest PCD loans and $6.1 million in provision for credit losses. At June 30, 2022, ACL as a percentage of total loans and leases outstanding was 0.92%. This compares to 0.89% and 0.86% at March 31, 2022 and June 30, 2021, respectively. When PPP loans are excluded, the ACL as a percentage of total loans and leases outstanding was 0.93% at June 30, 2022, compared to 0.90% at March 31, 2022 and 0.94% at June 30, 2021.

Nonperforming loans, defined as nonaccrual loans and loans 90 days past due accruing interest plus nonperforming TDR loans, and nonperforming assets, defined as nonaccrual loans and loans 90 days past due accruing interest plus OREO, are highlighted below.

Nonperforming Assets and Delinquency Trends	June 30,	March 31,	June 30,
	2022	2022	2021

Nonperforming loans
Commercial real estate	$6,843	$7,055	$4,439
SBA	1,075	1,575	1,382
SBA - PPP	-	2	-
Commercial and industrial	1,655	1,771	1,818
Dairy & livestock and agribusiness	3,354	2,655	118
SFR mortgage	-	167	406
Consumer and other loans	37	40	308

Total	$12,964	$13,265	$8,471

% of Total loans	0.15%	0.15%	0.10%

OREO
Commercial real estate	$	$-	$-
SFR mortgage	-	$-	$-

Total	$-	$-	$-

Total nonperforming assets	$12,964	$13,265	$8,471

% of Nonperforming assets to total assets	0.08%	0.08%	0.05%

Past due 30-89 days
Commercial real estate	$559	$565	$-
SBA	-	549	-
Commercial and industrial	-	6	415
Dairy & livestock and agribusiness	-	1,099	-
SFR mortgage	-	403	-
Consumer and other loans	-	-	-

Total	$559	$2,622	$415

% of Total loans	0.01%	0.03%	0.01%

Classified Loans	$76,170	$64,108	$49,044

Of the $12.96 million in nonperforming loans, $4.4 million were acquired from Suncrest. Classified loans are loans that are graded “substandard” or worse. Classified loans increased $12.1 million quarter-over-quarter. Total classified loans at June 30, 2022 included $17.8 million of classified loans acquired from Suncrest. Excluding the $17.8 million of acquired classified Suncrest loans, classified loans increased $11.8 million quarter-over-quarter and included a $15.3 million increase in classified commercial real estate, partially offset by a $2.4 million decrease in classified commercial and industrial loans.

Deposits & Customer Repurchase Agreements

Deposits of $14.07 billion and customer repurchase agreements of $502.8 million totaled $14.58 billion at June 30, 2022. This represented a decrease of $511.6 million, or 3.39%, when compared with $15.09 billion at March 31, 2022. Total deposits and customer repurchase agreements increased $956.2 million, or 7.02% when compared to $13.62 billion at December 31, 2021, or 10.02% when compared with $13.25 billion at June 30, 2021.

Noninterest-bearing deposits were $8.88 billion at June 30, 2022, a decrease of $226.1 million, or 2.48%, when compared to $9.11 billion at March 31, 2022. Noninterest-bearing deposits increased $777.2 million, or 9.59%

when compared to $8.10 billion at December 31, 2021 and increased $815.8 million, or 10.12%, when compared to $8.07 billion at June 30, 2021. At June 30, 2022, noninterest-bearing deposits were 63.11% of total deposits, compared to 62.86% at March 31, 2022, 62.45% at December 31, 2021, and 63.66% at June 30, 2021.

Capital

The Company’s total equity was $1.98 billion at June 30, 2022. This represented an overall decrease of $99.3 million from total equity of $2.08 billion at December 31, 2021. Increases to equity included $197.1 million for issuance of 8.6 million shares to acquire Suncrest and $104.6 million in net earnings. Decreases included $52.2 million in cash dividends and a $242.9 million decrease in other comprehensive income from the tax effected impact of the decline in market value of available-for-sale securities. During 2022, we executed on a $70 million accelerated stock repurchase program and retired 2,993,551 shares of common stock at an average price of $23.38. We also repurchased, under our 10b5-1 stock repurchase plan, 1,682,537 shares of common stock, at an average repurchase price of $23.37, totaling $39.3 million. Our tangible book value per share at June 30, 2022 was $8.51.

Our capital ratios under the revised capital framework referred to as Basel III remain well-above regulatory standards.

		CVB Financial Corp. Consolidated
Capital Ratios	Minimum Required Plus Capital Conservation Buffer	June 30, 2022	December 31, 2021	June 30, 2021

Tier 1 leverage capital ratio	4.0%	8.8%	9.2%	9.4%
Common equity Tier 1 capital ratio	7.0%	13.4%	14.9%	15.1%
Tier 1 risk-based capital ratio	8.5%	13.4%	14.9%	15.1%
Total risk-based capital ratio	10.5%	14.2%	15.6%	15.9%

Tangible common equity ratio		7.5%	9.2%	9.2%

CitizensTrust

As of June 30, 2022 CitizensTrust had approximately $3.14 billion in assets under management and administration, including $2.32 billion in assets under management. Revenues were $3.0 million for the second quarter of 2022 and $5.8 million for the six months ended June 30, 2022, compared to $3.2 million and $5.8 million, respectively, for the same periods of 2021. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.

Corporate Overview

CVB Financial Corp. (“CVBF”) is the holding company for Citizens Business Bank. CVBF is one of the 10 largest bank holding companies headquartered in California with over $16 billion in total assets. Citizens Business Bank is consistently recognized as one of the top performing banks in the nation and offers a wide array of banking, lending and investing services with more than 60 banking centers and 4 trust office locations serving California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol “CVBF”. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab.

Conference Call

Management will hold a conference call at 7:30 a.m. PDT/10:30 a.m. EDT on Thursday, July 21, 2022 to discuss the Company’s second quarter 2022 financial results. The conference call can be accessed live by registering at: https://register.vevent.com/register/BI86ab2690eb0846e98502d9bb56ccfb8b

The conference call will also be simultaneously webcast over the Internet; please visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab to access the call from the site. Please access the website 15 minutes prior to the call to download any necessary audio software. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call, and will be available on the website for approximately 12 months.

Safe Harbor

Certain statements set forth herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “will likely result”, “aims”, “anticipates”, “believes”, “could”, “estimates”, “expects”, “hopes”, “intends”, “may”, “plans”, “projects”, “seeks”, “should”, “will,” “strategy”, “possibility”, and variations of these words and similar expressions help to identify these forward-looking statements, which involve risks and uncertainties that could cause our actual results or performance to differ materially from those projected. These forward-looking statements are based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, plans, strategies and goals, and statements about the Company’s outlook regarding revenue and asset growth, financial performance and profitability, loan and deposit growth, yields and returns, loan diversification and credit management, stockholder value creation, tax rates, and the impact of acquisitions we have made or may make. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company, and there can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors in addition to those set forth below could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements.

Given the ongoing and dynamic nature of the COVID-19 pandemic, the ultimate extent of the impacts on our business, financial position, results of operations, liquidity, workforce, operating platform and prospects remain uncertain. In addition, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to the COVID-19 pandemic, could affect us in substantial and unpredictable ways, including the potential adverse impact of loan modifications and payment deferrals implemented consistent with recent regulatory guidance.

General risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct business; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation/deflation, interest rate, market, and monetary fluctuations; the effect of acquisitions we have made or may make, including, without limitation, the failure to obtain the necessary regulatory approvals, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions, and/or the failure to effectively integrate an acquisition target into our operations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the impact of changes in financial services policies, laws, and regulations, including those concerning taxes, banking, securities, and insurance, and the application thereof by regulatory bodies; the effectiveness of our risk management framework and quantitative models; changes in the levels of our nonperforming assets and charge-offs; the transition away from USD LIBOR and uncertainties regarding potential alternative reference rates, including SOFR; the effect of changes in accounting policies and practices or accounting standards, as may be adopted from time-to-time by bank regulatory agencies, the U.S. Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters, including ASU 2016-13 (Topic 326), “Measurement of Credit Losses on Financial Instruments,” commonly referenced as the CECL model, which has changed how we estimate credit losses and may further increase the required level of our allowance for credit losses in future periods; possible credit related impairments or declines in the fair value of securities held by us; possible impairment charges to goodwill; changes in consumer spending, borrowing, and savings habits; the effects of our lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; periodic fluctuations in commercial or residential real estate prices or values; our ability to attract deposits and other sources of liquidity; the possibility that we may reduce or discontinue the payments of dividends on our common stock; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; technological changes in banking and financial services; geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism, and/or military conflicts, which could impact business and economic conditions in the United States and abroad; catastrophic events or natural disasters, including earthquakes, drought, climate change or extreme weather events that may affect our assets, communications or computer services, customers, employees or third party vendors; public health crises and pandemics, such as the COVID-19 pandemic, and their effects on the economic and business environments in which we operate, including on our credit quality and business operations, as well as the impact on general economic and financial market conditions; cybersecurity and fraud risks and threats to the Company, our vendors and our customers, and the costs of defending against them, including the costs of compliance with potential legislation to bolster cybersecurity at a state, national, or global level; our ability to recruit and retain key executives, board members and other employees, and changes in employment laws and regulations; unanticipated regulatory or legal proceedings; and our ability to manage the risks involved in the foregoing. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s 2021 Annual Report on Form 10-K filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

Non-GAAP Financial Measures — Certain financial information provided in this presentation has not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and is presented on a non-GAAP basis. Investors and analysts should refer to the reconciliations included in this presentation and should consider the Company’s non-GAAP measures in addition to, not as a substitute for or as superior to, measures prepared in accordance with GAAP. These measures may or may not be comparable to similarly titled measures used by other companies.

###

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	June 30, 2022	December 31, 2021	June 30, 2021
Assets
Cash and due from banks	$173,266	$90,012	$153,475
Interest-earning balances due from Federal Reserve	523,443	1,642,536	2,178,390

Total cash and cash equivalents	696,709	1,732,548	2,331,865

Interest-earning balances due from depository institutions	7,382	25,999	26,258
Investment securities available-for-sale	3,626,157	3,183,923	2,932,021
Investment securities held-to-maturity	2,412,308	1,925,970	1,036,924

Total investment securities	6,038,465	5,109,893	3,968,945

Investment in stock of Federal Home Loan Bank (FHLB)	18,012	17,688	17,688
Loans and lease finance receivables	8,692,229	7,887,713	8,071,310
Allowance for credit losses	(80,222)	(65,019)	(69,342)

Net loans and lease finance receivables	8,612,007	7,822,694	8,001,968

Premises and equipment, net	47,100	49,096	49,914
Bank owned life insurance (BOLI)	259,958	251,570	250,305
Intangibles	25,312	25,394	29,300
Goodwill	765,822	663,707	663,707
Other assets	289,226	185,108	199,338

Total assets	$16,759,993	$15,883,697	$15,539,288

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$8,881,223	$8,104,056	$8,065,400
Investment checking	695,054	655,333	588,831
Savings and money market	4,145,634	3,889,371	3,649,305
Time deposits	350,308	327,682	365,521

Total deposits	14,072,219	12,976,442	12,669,057
Customer repurchase agreements	502,829	642,388	578,207
Other borrowings	-	2,281	-
Payable for securities purchased	80,230	50,340	110,430
Other liabilities	122,504	130,743	126,520

Total liabilities	14,777,782	13,802,194	13,484,214

Stockholders’ Equity
Stockholders’ equity	2,229,050	2,085,471	2,041,823
Accumulated other comprehensive (loss) income, net of tax	(246,839)	(3,968)	13,251

Total stockholders’ equity	1,982,211	2,081,503	2,055,074

Total liabilities and stockholders’ equity	$16,759,993	$15,883,697	$15,539,288

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	Three Months Ended			Six Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Assets
Cash and due from banks	$178,752	$187,061	$157,401	$182,884	$153,990
Interest-earning balances due from Federal Reserve	797,268	1,653,349	1,711,878	1,222,943	1,667,234

Total cash and cash equivalents	976,020	1,840,410	1,869,279	1,405,827	1,821,224

Interest-earning balances due from depository institutions	6,879	13,124	26,907	9,985	34,461
Investment securities available-for-sale	3,736,076	3,546,957	2,862,552	3,642,009	2,709,013
Investment securities held-to-maturity	2,367,961	2,229,483	1,062,842	2,299,134	922,115

Total investment securities	6,104,037	5,776,440	3,925,394	5,941,143	3,631,128

Investment in stock of FHLB	18,012	18,933	17,688	18,470	17,688
Loans and lease finance receivables	8,634,575	8,500,436	8,249,481	8,567,876	8,259,824
Allowance for credit losses	(76,492)	(73,082)	(71,756)	(74,796)	(82,560)

Net loans and lease finance receivables	8,558,083	8,427,354	8,177,725	8,493,080	8,177,264

Premises and equipment, net	51,607	54,015	50,052	52,804	50,472
Bank owned life insurance (BOLI)	259,500	259,799	239,132	259,649	233,057
Intangibles	26,381	28,190	30,348	27,280	31,463
Goodwill	765,822	759,014	663,707	762,437	663,707
Other assets	240,607	206,671	189,912	223,733	189,824

Total assets	$17,006,948	$17,383,950	$15,190,144	$17,194,408	$14,850,288

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$8,923,043	$8,720,728	$7,698,640	$8,822,444	$7,470,832
Interest-bearing	5,249,262	5,464,552	4,633,103	5,356,312	4,534,242

Total deposits	14,172,305	14,185,280	12,331,743	14,178,756	12,005,074
Customer repurchase agreements	581,574	679,931	583,996	630,481	571,764
Other borrowings	39	51	3,022	45	4,007
Junior subordinated debentures	-	-	20,959	-	23,353
Payable for securities purchased	66,693	165,665	98,771	115,906	94,278
Other liabilities	94,883	109,688	102,697	102,245	110,951

Total liabilities	14,915,494	15,140,615	13,141,188	15,027,433	12,809,427

Stockholders’ Equity
Stockholders’ equity	2,238,788	2,248,871	2,041,906	2,243,801	2,019,884
Accumulated other comprehensive (loss) income, net of tax	(147,334)	(5,536)	7,050	(76,826)	20,977

Total stockholders’ equity	2,091,454	2,243,335	2,048,956	2,166,975	2,040,861

Total liabilities and stockholders’ equity	$17,006,948	$17,383,950	$15,190,144	$17,194,408	$14,850,288

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Interest income:
Loans and leases, including fees	$92,770	$89,461	$91,726	$182,231	$183,521
Investment securities:
Investment securities available-for-sale	17,042	12,832	9,410	29,874	18,569
Investment securities held-to-maturity	11,714	10,663	5,130	22,377	9,070

Total investment income	28,756	23,495	14,540	52,251	27,639
Dividends from FHLB stock	273	371	283	644	500
Interest-earning deposits with other institutions	1,463	773	479	2,236	892

Total interest income	123,262	114,100	107,028	237,362	212,552

Interest expense:
Deposits	1,201	1,127	1,425	2,328	3,237
Borrowings and junior subordinated debentures	121	133	215	254	459

Total interest expense	1,322	1,260	1,640	2,582	3,696

Net interest income before provision for (recapture of) credit losses	121,940	112,840	105,388	234,780	208,856
Provision for (recapture of) credit losses	3,600	2,500	(2,000)	6,100	(21,500)

Net interest income after provision for (recapture of) credit losses	118,340	110,340	107,388	228,680	230,356

Noninterest income:
Service charges on deposit accounts	5,333	5,059	4,169	10,392	8,154
Trust and investment services	2,962	2,822	3,167	5,784	5,778
Gain on OREO, net	-	-	48	-	477
Other	6,375	3,383	3,452	9,758	10,108

Total noninterest income	14,670	11,264	10,836	25,934	24,517

Noninterest expense:
Salaries and employee benefits	31,553	32,656	28,836	64,209	58,542
Occupancy and equipment	5,567	5,571	4,949	11,138	9,812
Professional services	2,305	2,045	2,248	4,350	4,416
Computer software expense	3,103	3,795	2,657	6,898	5,501
Marketing and promotion	1,638	1,458	1,799	3,096	2,524
Amortization of intangible assets	1,998	1,998	2,167	3,996	4,334
(Recapture of) unfunded loan commitments	-	-	(1,000)	-	(1,000)
Acquisition related expenses	375	5,638	-	6,013	-
Other	4,332	5,077	4,889	9,409	9,579

Total noninterest expense	50,871	58,238	46,545	109,109	93,708

Earnings before income taxes	82,139	63,366	71,679	145,505	161,165
Income taxes	23,081	17,806	20,500	40,887	46,093

Net earnings	$59,058	$45,560	$51,179	$104,618	$115,072

Basic earnings per common share	$0.42	$0.31	$0.38	$0.74	$0.85

Diluted earnings per common share	$0.42	$0.31	$0.38	$0.74	$0.85

Cash dividends declared per common share	$0.19	$0.18	$0.18	$0.37	$0.36

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Interest income - tax equivalent (TE)	$123,661	$114,463	$107,300	$238,124	$213,097
Interest expense	1,322	1,260	1,640	2,582	3,696

Net interest income - (TE)	$122,339	$113,203	$105,660	$235,542	$209,401

Return on average assets, annualized	1.39%	1.06%	1.35%	1.23%	1.56%
Return on average equity, annualized	11.33%	8.24%	10.02%	9.74%	11.37%
Efficiency ratio [1]	37.24%	46.93%	40.05%	41.85%	40.15%
Noninterest expense to average assets, annualized	1.20%	1.36%	1.23%	1.28%	1.27%
Yield on average loans	4.31%	4.27%	4.46%	4.29%	4.48%
Yield on average earning assets (TE)	3.20%	2.93%	3.11%	3.06%	3.18%
Cost of deposits	0.03%	0.03%	0.05%	0.03%	0.05%
Cost of deposits and customer repurchase agreements	0.04%	0.03%	0.05%	0.04%	0.06%
Cost of funds	0.04%	0.03%	0.05%	0.04%	0.06%
Net interest margin (TE)	3.16%	2.90%	3.06%	3.03%	3.12%
[1] Noninterest expense divided by net interest income before provision for credit losses plus noninterest income.

Weighted average shares outstanding
Basic	139,748,311	144,725,296	135,285,867	140,467,038	135,235,138
Diluted	140,053,074	145,018,517	135,507,364	140,730,309	135,470,332
Dividends declared	$26,719	$25,467	$24,497	$52,186	$48,992
Dividend payout ratio [2]	45.24%	55.90%	47.87%	49.88%	42.58%
[2] Dividends declared on common stock divided by net earnings.

Number of shares outstanding - (end of period)	140,025,579	141,626,059	135,927,287
Book value per share	$14.16	$14.65	$15.12
Tangible book value per share	$8.51	$9.05	$10.02

	June 30, 2022	December 31, 2021	June 30, 2021
Nonperforming assets:
Nonaccrual loans	$12,964	$6,893	$8,471
Loans past due 90 days or more and still accruing interest	-	-	-
Troubled debt restructured loans (nonperforming)	-	-	-
Other real estate owned (OREO), net	-	-	-

Total nonperforming assets	$12,964	$6,893	$8,471

Troubled debt restructured performing loans	$5,198	$5,293	$8,215

Percentage of nonperforming assets to total loans outstanding and OREO	0.15%	0.09%	0.10%
Percentage of nonperforming assets to total assets	0.08%	0.04%	0.05%
Allowance for credit losses to nonperforming assets	618.81%	943.26%	818.58%

	Three Months Ended			Six Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Allowance for credit losses:
Beginning balance	$76,119	$65,019	$71,805	$65,019	$93,692
Suncrest FV PCD loans	-	8,605	-	8,605	-
Total charge-offs	(8)	(16)	(510)	(24)	(2,985)
Total recoveries on loans previously charged-off	511	11	47	522	135

Net recoveries (charge-offs)	503	(5)	(463)	498	(2,850)
Provision for (recapture of) credit losses	3,600	2,500	(2,000)	6,100	(21,500)

Allowance for credit losses at end of period	$80,222	$76,119	$69,342	$80,222	$69,342

Net recoveries (charge-offs) to average loans	0.006%	0.000%	-0.006%	0.006%	-0.035%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in millions)

Allowance for Credit Losses by Loan Type

	June 30, 2022		December 31, 2021		June 30, 2021
	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type

Commercial real estate	$61.5	0.9%	$50.9	0.9%	$55.2	1.0%
Construction	1.1	1.8%	0.8	1.2%	1.8	2.1%
SBA	2.6	0.9%	2.7	0.9%	2.5	0.9%
SBA - PPP	-	-	-	-	-	-
Commercial and industrial	7.2	0.8%	6.7	0.8%	5.7	0.8%
Dairy & livestock and agribusiness	6.8	2.5%	3.0	0.8%	2.8	1.1%
Municipal lease finance receivables	0.2	0.3%	0.1	0.2%	-	0.2%
SFR mortgage	0.2	0.1%	0.2	0.1%	0.3	0.1%
Consumer and other loans	0.6	0.7%	0.6	0.8%	1.0	1.3%

Total	$80.2	0.9%	$65.0	0.8%	$69.3	0.9%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

Quarterly Common Stock Price

	2022		2021		2020
Quarter End	High	Low	High	Low	High	Low
March 31,	$24.37	$21.36	$25.00	$19.15	$22.01	$14.92
June 30,	$25.59	$22.37	$22.98	$20.50	$22.22	$15.97
September 30,			$20.86	$18.72	$19.87	$15.57
December 31,			$21.85	$19.00	$21.34	$16.26

Quarterly Consolidated Statements of Earnings

		Q2	Q1	Q4	Q3	Q2
		2022	2022	2021	2021	2021
Interest income
Loans and leases, including fees		$92,770	$89,461	$84,683	$88,390	$91,726
Investment securities and other		30,492	24,639	18,848	16,157	15,302

Total interest income		123,262	114,100	103,531	104,547	107,028

Interest expense
Deposits		1,201	1,127	996	1,113	1,425
Other borrowings		121	133	140	135	215

Total interest expense		1,322	1,260	1,136	1,248	1,640

Net interest income before provision for (recapture of) credit losses		121,940	112,840	102,395	103,299	105,388
Provision for (recapture of) credit losses		3,600	2,500	-	(4,000)	(2,000)

Net interest income after provision for (recapture of) credit losses		118,340	110,340	102,395	107,299	107,388

Noninterest income		14,670	11,264	12,385	10,483	10,836
Noninterest expense		50,871	58,238	47,980	48,099	46,545

Earnings before income taxes		82,139	63,366	66,800	69,683	71,679
Income taxes		23,081	17,806	19,104	19,930	20,500

Net earnings		$59,058	$45,560	$47,696	$49,753	$51,179

Effective tax rate		28.10%	28.10%	28.60%	28.60%	28.60%

Basic earnings per common share		$0.42	$0.31	$0.35	$0.37	$0.38
Diluted earnings per common share		$0.42	$0.31	$0.35	$0.37	$0.38

Cash dividends declared per common share		$0.19	$0.18	$0.18	$0.18	$0.18

Cash dividends declared		$26,719	$25,467	$24,401	$24,421	$24,497

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Loan Portfolio by Type

	June 30,	March 31,	December 31,	September 30,	June 30,
	2022	2022	2021	2021	2021

Commercial real estate	$6,643,628	$6,470,841	$5,789,730	$5,734,699	$5,670,696
Construction	60,584	73,478	62,264	77,398	88,280
SBA	297,109	311,238	288,600	307,533	291,778
SBA - PPP	66,955	121,189	186,585	330,960	657,815
Commercial and industrial	941,595	924,780	813,063	769,977	749,117
Dairy & livestock and agribusiness	273,594	292,784	386,219	279,584	257,781
Municipal lease finance receivables	64,437	65,543	45,933	47,305	44,657
SFR mortgage	260,218	255,136	240,654	231,323	237,124
Consumer and other loans	84,109	76,695	74,665	70,741	74,062

Gross loans, net of deferred loan fees and discounts	8,692,229	8,591,684	7,887,713	7,849,520	8,071,310
Allowance for credit losses	(80,222)	(76,119)	(65,019)	(65,364)	(69,342)

Net loans	$8,612,007	$8,515,565	$7,822,694	$7,784,156	$8,001,968

Deposit Composition by Type and Customer Repurchase Agreements

	June 30,	March 31,	December 31,	September 30,	June 30,
	2022	2022	2021	2021	2021

Noninterest-bearing	$8,881,223	$9,107,304	$8,104,056	$8,310,709	$8,065,400
Investment checking	695,054	714,567	655,333	594,347	588,831
Savings and money market	4,145,634	4,289,550	3,889,371	3,680,721	3,649,305
Time deposits	350,308	376,357	327,682	344,439	365,521

Total deposits	14,072,219	14,487,778	12,976,442	12,930,216	12,669,057

Customer repurchase agreements	502,829	598,909	642,388	659,579	578,207

Total deposits and customer repurchase agreements	$14,575,048	$15,086,687	$13,618,830	$13,589,795	$13,247,264

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Nonperforming Assets and Delinquency Trends

	June 30,	March 31,	December 31,	September 30,	June 30,
	2022	2022	2021	2021	2021
Nonperforming loans:
Commercial real estate	$6,843	$7,055	$3,607	$4,073	$4,439
Construction	-	-	-	-	-
SBA	1,075	1,575	1,034	1,513	1,382
SBA - PPP	-	2	-	-	-
Commercial and industrial	1,655	1,771	1,714	2,038	1,818
Dairy & livestock and agribusiness	3,354	2,655	-	118	118
SFR mortgage	-	167	380	399	406
Consumer and other loans	37	40	158	305	308

Total	$12,964	$13,265	$6,893	$8,446	$8,471

% of Total loans	0.15%	0.15%	0.09%	0.11%	0.10%

Past due 30-89 days:
Commercial real estate	$559	$565	$438	$-	$-
Construction	-	-	-	-	-
SBA	-	549	979	-	-
Commercial and industrial	-	6	-	122	415
Dairy & livestock and agribusiness	-	1,099	-	1,000	-
SFR mortgage	-	403	1,040	-	-
Consumer and other loans	-	-	-	-	-

Total	$559	$2,622	$2,457	$1,122	$415

% of Total loans	0.01%	0.03%	0.03%	0.01%	0.01%

OREO:
Commercial real estate	$-	$-	$-	$-	$-
SBA	-	-	-	-	-
SFR mortgage	-	-	-	-	-

Total	$-	$-	$-	$-	$-

Total nonperforming, past due, and OREO	$13,523	$15,887	$9,350	$9,568	$8,886

% of Total loans	0.16%	0.18%	0.12%	0.12%	0.11%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

Regulatory Capital Ratios

		CVB Financial Corp. Consolidated
Capital Ratios	Minimum Required Plus Capital Conservation Buffer	June 30, 2022	December 31, 2021	June 30, 2021

Tier 1 leverage capital ratio	4.0%	8.8%	9.2%	9.4%
Common equity Tier 1 capital ratio	7.0%	13.4%	14.9%	15.1%
Tier 1 risk-based capital ratio	8.5%	13.4%	14.9%	15.1%
Total risk-based capital ratio	10.5%	14.2%	15.6%	15.9%

Tangible common equity ratio		7.5%	9.2%	9.2%

Tangible Book Value Reconciliations (Non-GAAP)

The tangible book value per share is a Non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company stockholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of June 30, 2022, December 31, 2021 and June 30, 2021.

	June 30, 2022	December 31, 2021	June 30, 2021
	(Dollars in thousands, except per share amounts)

Stockholders’ equity	$1,982,211	$2,081,503	$2,055,074
Less: Goodwill	(765,822)	(663,707)	(663,707)
Less: Intangible assets	(25,312)	(25,394)	(29,300)

Tangible book value	$1,191,077	$1,392,402	$1,362,067
Common shares issued and outstanding	140,025,579	135,526,025	135,927,287

Tangible book value per share	$8.51	$10.27	$10.02

Return on Average Tangible Common Equity Reconciliations (Non-GAAP)

The return on average tangible common equity is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of net income, adjusted for tax-effected amortization of intangibles, to net income computed in accordance with GAAP; a reconciliation of average tangible common equity to the Company’s average stockholders’ equity computed in accordance with GAAP; as well as a calculation of return on average tangible common equity.

	Three Months Ended			Six Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021

	(Dollars in thousands)

Net Income	$59,058	$45,560	$51,179	$104,618	$115,072
Add: Amortization of intangible assets	1,998	1,998	2,167	3,996	4,334
Less: Tax effect of amortization of intangible assets [1]	(591)	(591)	(641)	(1,181)	(1,281)

Tangible net income	$60,465	$46,967	$52,705	$107,433	$118,125

Average stockholders’ equity	$2,091,454	$2,243,335	$2,048,956	$2,166,975	$2,040,861
Less: Average goodwill	(765,822)	(759,014)	(663,707)	(762,437)	(663,707)
Less: Average intangible assets	(26,381)	(28,190)	(30,348)	(27,280)	(31,463)

Average tangible common equity	$1,299,251	$1,456,131	$1,354,901	$1,377,258	$1,345,691

Return on average equity, annualized	11.33%	8.24%	10.02%	9.74%	11.37%

Return on average tangible common equity, annualized	18.67%	13.08%	15.60%	15.73%	17.70%

[1] Tax effected at respective statutory rates.